Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Phreesia, Inc.:
We consent to the use of our report dated April 23, 2020 with respect to the balance sheets of Phreesia, Inc. as of January 31, 2020 and 2019 and the related statements of operations, redeemable preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

By:	/s/ KPMG LLP
KPMG LLP
Philadelphia, Pennsylvania
October 19, 2020